SCHEDULE 14A
                                 (RULE 14A-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                    PROXY STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

[X] Filed by the registrant
[ ] Filed by a party other than the registrant

Check the appropriate box:

[ ] Preliminary proxy statement

[X] Definitive proxy statement

[ ] Definitive additional materials

[ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-2

                           WALSH INTERNATIONAL INC.
                      -----------------------------------
                 (NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

                           WALSH INTERNATIONAL INC.
                      -----------------------------------
             (NAME OF PERSON(S) FILING THE INFORMATION STATEMENT)

Payment of filing fee (check the appropriate box):


[ ] $125 per Exchange Act Rule 0-11(c)(1)(ii), or 14c-5(g).


[ ] Fee computed on table below per Exchange Rules 14c-5(g) and 0-11.

   (1) Title of each class of securities to which transaction applies:

       -------------------------------------------------------------------------
   (2) Aggregate number of securities to which transaction applies:

       -------------------------------------------------------------------------
   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

       -------------------------------------------------------------------------
   (4) Proposed maximum aggregate value of transaction:

       -------------------------------------------------------------------------

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

   (1) Amount previously paid:

       -------------------------------------------------------------------------
   (2) Form, schedule or registration statement no.:

       -------------------------------------------------------------------------
   (3) Filing party:

       -------------------------------------------------------------------------
   (4) Date filed:

       -------------------------------------------------------------------------

                                     [LOGO]





                            WALSH INTERNATIONAL INC.
                           105 TERRY DRIVE, SUITE 118
                           NEWTOWN, PENNSYLVANIA 18940


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                NOVEMBER 12, 1996

     The Annual Meeting of Stockholders of Walsh International Inc. ("Walsh" or the "Company") will be held at the Princeton Marriott Forrestal Village, 201 Village Boulevard, Princeton, New Jersey 08540, on the 12th day of November, 1996, at 11:00 a.m. (local time), for the following purposes:

     1. to elect two directors to the Company's Board of Directors; and

     2. to transact such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on October 1, 1996 as the record date for the determination of the stockholders of the Company entitled to notice and to vote at the Annual Meeting of Stockholders. Each share of the Company's Common Stock is entitled to one vote on all matters presented at the Annual Meeting.

     ALL HOLDERS OF THE COMPANY'S COMMON STOCK (WHETHER THEY EXPECT TO ATTEND THE ANNUAL MEETING OR NOT) ARE REQUESTED TO COMPLETE, SIGN, DATE AND RETURN PROMPTLY THE PROXY CARD ENCLOSED WITH THIS NOTICE.

                                       By Order of the Board of Directors

                                           /s/Leonard R. Benjamin
                                           ------------------------------
                                              Leonard R. Benjamin
                                              Secretary


October 17, 1996

                            WALSH INTERNATIONAL INC.
                                 PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                                NOVEMBER 12, 1996

                                  INTRODUCTION


   This Proxy  Statement is being  furnished to  stockholders of record of Walsh
International Inc. ("Walsh" or the "Company") as of October 1, 1996 in connection with the solicitation by the Board of Directors of Walsh of proxies for the 1996 Annual Meeting of Stockholders to be held at the Princeton Marriott Forrestal Village, 201 Village Boulevard, Princeton, New Jersey, 08540, on November 12, 1996 at 11:00 a.m. (local time), or at any adjournments thereof, for the purposes stated in the Notice of Annual Meeting. The approximate date of mailing of this Proxy Statement and enclosed form of proxy to stockholders is October 17, 1996.

   As of the close of business on October 1, 1996, the Company had outstanding 10,487,785 shares of Common Stock, $.01 par value ("Common Stock"). Each share of Common Stock is entitled to one vote on all matters presented at the Annual Meeting. The presence, either in person or by properly executed proxy, of the holders of record of a majority of the issued and outstanding stock entitled to vote at the Annual Meeting shall constitute a quorum at the Annual Meeting.

   If the enclosed proxy is signed and returned, it may, nevertheless, be revoked at any time prior to the voting thereof at the pleasure of the stockholder signing it, either by a written notice of revocation received by the person or persons named therein or by voting the shares covered thereby in person or by another proxy dated subsequent to the date thereof.

   Proxies in the accompanying form will be voted in accordance with the instructions indicated thereon, and, if no such instructions are indicated, will be voted in favor of the nominees for election as directors named below and for the other proposals referred to below.

   The vote required for approval of each of the proposals before the shareholders at the Annual Meeting is specified in the description of such proposal below. For the purposes of determining whether a proposal has received the required vote, abstentions will be included in the vote total, with the result that an abstention will have the same effect as a negative vote. Brokers who are members of the New York Stock Exchange ("NYSE") and who hold shares in "street name" for customers have, by NYSE rules, the authority to vote on certain items in the absence of instructions from their customers, the beneficial owners of the shares. Under these rules, brokers that do not receive instructions are entitled to vote on the election of the two nominees for director.

1. ELECTION OF DIRECTORS

   The Company's By-laws provide for a Board of Directors classified into three classes, each with a term of office of three years, expiring sequentially at successive annual meetings of stockholders. The entire Board of Directors is currently comprised of six directors. Two directors will be elected at the 1996 Annual Meeting of Stockholders for terms of three years each and until their respective successors are elected and shall have qualified or until either sooner dies, resigns or is removed.

   The shares represented by proxies returned duly executed will be voted, unless otherwise specified, in favor of the two nominees for the Board of Directors named below. If, as a result of circumstances not known or unforeseen, any of such nominees shall be unavailable to serve as a director, proxies will be voted for the election of such other person or persons as the Board of Directors may select. Each nominee for director will be elected by a plurality of votes cast at the Annual Meeting of Stockholders. Proxies will be voted "for" the election of the two nominees unless instructions to "withhold" votes are set forth on the proxy card. Withholding votes will not influence voting results. Abstentions may not be specified as to the election of directors. THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE TO ELECT THE TWO NOMINEES FOR THE BOARD OF DIRECTORS NAMED BELOW.

                                                                                SERVED AS
                                               PRINCIPAL                        DIRECTOR
         NAME                                 OCCUPATION                        SINCE
---------------------  -------------------------------------------------------- ------------
NOMINEES FOR ELECTION AS DIRECTOR

 Robert Mander.......  President and Chief Operating Officer, Walsh             1996
 James W. Stevens....  Retired; formerly Executive Vice President, Prudential   1996
                       Insurance Company of America

CONTINUING DIRECTORS
 Dennis M.J. Turner..  Chief Executive Officer, Source Informatics Inc.; Chief  1988
                       Executive Officer, Pharmaceutical Marketing Services
                       Inc.; Chairman of the Board, Walsh
 Michael A. Hauck....  Chief Executive Officer, Walsh                           1991
 Harry C. Groome ....  Retired; formerly Chairman, SmithKline Beecham Consumer  1996
                       Healthcare
 Leonard M. Lodish ..  Professor, The Wharton School, University of             1996
                       Pennsylvania


                       DIRECTORS AND EXECUTIVE OFFICERS

   Set forth below is certain information with respect to each of the nominees for the office of director, each director whose term of office will continue after the 1996 Annual Meeting of Stockholders, and each other executive officer of Walsh:

NOMINEES

   ROBERT MANDER, 45, has served as President and Chief Operating Officer of the Company since April 1996. Prior to that, he served as a Vice President of Walsh since its inception in May 1988, ultimately having responsibility for the European and Pacific Rim operations of the Company. From 1974 to 1981, Mr. Mander was responsible for developing the direct marketing business of one of the Company's predecessors. From 1981 to 1988, he was responsible for the predecessor company's non-pharmaceutical business and, ultimately, divestment of its non-core activities.

   JAMES W. STEVENS, 60, has served as a director since April 1996. From 1987 until his retirement in 1995, he was Executive Vice President of Prudential Insurance Company of America, and also served as Chairman and CEO of Prudential Asset Management Group. For two years previously he was a Managing Director of Dillon Reed and Co., Inc. From 1974 until 1985 he was employed at Citicorp, including as Chairman, Citicorp Venture Capital and Executive Vice President of the Global Merchant Banking Group. Mr. Stevens is a director of Biogen, Inc. and Financial Services Aquisition Corp.

CONTINUING DIRECTORS

   DENNIS M.J. TURNER, 54, has served as a director of the Company since its inception and Chairman of the Board since April 1996. He has also been the Chief Executive Officer of Source Informatics Inc. since it was spun off from Walsh in April 1996 and has served as a director and Chief Executive Officer of Pharmaceutical Marketing Services Inc. since its inception in a carve out from Walsh in 1991. Mr. Turner is a director of International Biotechnology Trust plc. Mr. Turner's term as director of the Company will expire in 1998.

   MICHAEL A. HAUCK, 51, has served as a director of the Company since September 1991, as President and Chief Operating Officer from September 1991 to April 1996 and as Chief Executive Officer since April 1996. Prior to joining Walsh, Mr. Hauck was Chief Executive of MSAS Cargo International, a subsidiary of Ocean Group plc, a company operating in 32 countries worldwide. Prior to his ten years with MSAS, he spent five years with Cory Distribution, most recently as Marketing Director. Mr. Hauck's term as a director of the Company will expire in 1997.

   LEONARD M. LODISH, 53, has served as a director since May 1996. From 1968 to present he has been a professor at the Wharton School, University of Pennsylvania. Currently, he is the Samuel R. Harrel Professor in the Marketing Department and the Managing Director of the Wharton Multi-National Marketing Program. He co-founded Management Decision Systems Inc. in 1967, which later merged with Information Resources, Inc. Dr. Lodish is a director of Information Resources, Franklin Electronic Publishers and J&J Snack Foods. Dr. Lodish's term as a director of the Company will expire in 1997.

   HARRY C. GROOME, 59, has served as a director since April 1996. From 1963 through 1996, Mr. Groome was employed by SmithKline Beecham, ultimately as Chairman, SmithKline Beecham Consumer Healthcare and as an Executive Director of SmithKline Beecham plc. Previously he held the positions of President, SmithKline Beecham Clinical Laboratories, Vice President Marketing, SmithKline and French, and Vice President/Area Director, Latin America. Mr. Groome is a director of The BOC Group plc. Mr. Groome's term as a director of the Company will expire in 1998.

OTHER EXECUTIVE OFFICERS

   Walsh's executive officers, in addition to Michael A. Hauck and Robert Mander, are as follows:

   MARTYN D. WILLIAMS, 45, has served as Vice President and Chief Financial Officer of Walsh since June 1993. He joined the Company in June 1988 and served as Group Chief Accountant from that date. He was appointed Vice President and Chief Accounting Officer in January 1992. Prior to joining Walsh, Mr. Williams, who is a chartered accountant, served with VG Instruments plc, a manufacturer of scientific instruments.

   LEONARD R. BENJAMIN, 47, has served as Vice President, General Counsel and Secretary of the Company since April 1996. He joined Walsh in April 1994 as
Associate General Counsel. From 1990 to 1994 he was employed by FoxMeyer Corporation, initially as Vice President and Division Counsel and later as Vice President and General Counsel. From 1984 to 1990, he was Assistant General Counsel of Alcon Laboratories Inc.

THE SPIN-OFF; RESIGNATION OF CERTAIN DIRECTORS

   The Company spun off a significant part of its operations (the "Spin-Off") concurrent with the initial public offering of its Common Stock on April 16, 1996. Six of the Company's directors resigned in connection with the Spin-Off and Mr. Mander was elected to fill one of the vacancies created as of the Spin-Off. In late April and early May, 1996, Messrs. Stevens and Groome and Dr. Lodish were elected as independent directors. The Company anticipates having a seven-member Board of Directors in the future and is continuing to search for another qualified independent director, although no specific designee has been identified at this time.

COMMITTEES

   During fiscal 1996, the Board of Directors of the Company held four meetings, one of which took place in the period following the Spin-Off. The only standing committees of the Board of Directors are the Audit Committee and the Organization and Compensation Committee, both of which were reconstituted after the Spin-Off. The current members of the Audit Committee are Mr. Stevens (Chairman) and Dr. Lodish. The Audit Committee periodically consults with the Company's management and independent public accountants on financial matters, including the Company's internal financial controls and procedures. The Audit Committee held two meetings in fiscal 1996, one of which took place in the period following the Spin-Off. The current members of the Organization and Compensation Committee are Mr. Groome (Chairman), Dr. Lodish and Mr. Turner. The Organization and Compensation Committee reviews the performance and approves the compensation, including the granting of stock options, of corporate officers of the Company. The Organization and Compensation Committee held two meetings in fiscal 1996, none of which took place in the period following the Spin-Off.

   Directors that are not employees of the Company are compensated for their services at an annual rate of $10,000 and are reimbursed for their expenses. Pursuant to the Company's Directors' Deferred Fee Program, such directors are eligible to elect to have the payment of all or any portion of their annual fees deferred and treated as "phantom equity." Any fees so deferred are treated as if invested in Common Stock on the date the deferred payment would have been made, and will be cashed out at the fair market value of the Common Stock when the electing director leaves the Board of Directors. All directors may participate in Company's Restated Stock Option Plan and Restricted Stock Purchase Plan. Non-employee directors are also eligible for the Company's Non-Employee Director Stock Option Plan.

               COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

   To the Company's knowledge, the only persons or groups that may be deemed to own beneficially 5% or more of the Company's outstanding Common Stock as of October 1, 1996 are the following:

                                               SHARES
                                            BENEFICIALLY    PERCENT
             NAME AND ADDRESS                   OWNED       OF CLASS
-----------------------------------------  -------------- -----------
Welsh, Carson, Anderson & Stowe V, L.P. .  1,259,239 (1)     12.0%
Welsh, Carson, Anderson & Stowe IV, L.P.
320 Park Avenue, Suite 2500
New York, New York 10022.................    964,505 (1)      9.2
Crown Advisors Ltd.
The Lincoln Building, Suite 3405
60 East 42nd Street
New York, New York 10165.................    531,360 (2)      5.1
Rohit M. Desai
Desai Capital Management Incorporated
540 Madison Avenue
New York, New York 10022.................    743,125 (3)      7.1

----------
(1) Does not include an additional 320,403 shares of Common Stock owned by other investment partnerships affiliated with Welsh, Carson, Anderson & Stowe.

(2) Represents shares owned by Crown Associates, A Limited Partnership and Crown Associates II, A Limited Partnership.

(3) Represents shares owned by Equity-Linked Investors, L.P. ("ELI-I") and Equity-Linked Investors-II ("ELI-II"). Rohit M. Desai is the managing general partner of the general partner of each of ELI-I and ELI-II. Mr. Desai is also the sole stockholder, chairman of the board and president of Desai Capital Management Incorporated ("DCMI"). DCMI acts as investment advisor to ELI-I and ELI-II and, pursuant to investment advisory agreements between DCMI and each such partnership, DCMI has the power to vote and dispose of such shares. DCMI and Mr. Desai each disclaims beneficial ownership of such shares.

                      COMMON STOCK OWNERSHIP OF MANAGEMENT

   The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of October 1, 1996 by (i) each of the Company's directors, (ii) each of the Company's executive officers named in the Summary Compensation Table below and (iii) the Company's executive officers and directors as a group. Except as otherwise indicated, each nominee named in the table has sole voting and investment power with respect to the shares shown as beneficially owned by him.

                                                      SHARES
                                                   BENEFICIALLY    PERCENT
                      NAME                             OWNED      OF CLASS
               ------------------                 -------------- ----------
Michael A. Hauck................................   56,386 (1)     *
Dennis M.J. Turner..............................  157,277 (2)    1.5%
Robert Mander...................................  203,693 (3)    1.9%
Martyn D. Williams..............................   12,601 (4)     *
Leonard R. Benjamin.............................    1,350 (5)     *
James W. Stevens................................    6,000         *
Harry C. Groome.................................          --      *
Leonard M. Lodish...............................    4,000 (6)     *
All executive officers and directors as a group
(8 persons).....................................  441,307 (7)    4.2%

----------
   * less than 1%


(1) Includes options to purchase 35,000 shares granted pursuant to the Company's Restated Stock Option and Restricted Stock Purchase Plan (the "Stock Plan") that are exercisable on or before December 16, 1996.

(2) Includes options to purchase 95,750 shares granted pursuant to the Stock Plan that are exercisable on or before December 15, 1996. Does not include 6,883 shares owned by immediate family members of Mr. Turner as to which Mr. Turner may be deemed to be the beneficial owner. His share total does not include 363,743 shares owned by Medicom Investments Limited, an investment company part of which is owned by a trust administered for the benefit of the family of Mr. Turner, or 6,883 shares owned by the immediate family members of Mr. Turner. Mr. Turner may be deemed the beneficial owner of all such shares.

(3) Includes (i) 158,256 shares held by Reredos Corporation as trustee for the benefit of Mr. Mander and (ii) options to purchase 22,815 shares granted pursuant to the Stock Plan that are exercisable on or before December 16, 1996.

(4) Includes options to purchase 9,850 shares granted pursuant to the Stock Plan that are exercisable on or before December 16, 1996.

(5) Includes options to purchase 1,150 shares granted pursuant to the Stock Plan that are exercisable on or before December 16, 1996.

(6) Includes options to purchase 4,000 shares granted pursuant to the Stock Plan that are exercisable on or before December 16, 1996.

(7) Includes options to purchase an aggregate 441,307 shares granted pursuant to the Stock Plan that are exercisable on or before December 16, 1996.

                              CERTAIN TRANSACTIONS

TRANSITIONAL SHARED SERVICE ARRANGEMENTS WITH CERTAIN EXECUTIVE OFFICERS

   The Company and Source Informatics Inc. ("Source"), the business spun off to Walsh stockholders on April 16, 1996, entered into certain transitional service arrangements relating to the provision of management services. The Chief Financial Officer and the General Counsel of Walsh will, for a transitional period of approximately six months after the Spin-Off, provide certain services to Source. In addition, the Chief Executive Officer of Walsh is made available to Source as a consultant on a limited basis from time to time. Such officers provide services to Source only to the extent not inconsistent with their duties to the Company, with the Company's requirement that these officers devote at least 80% of their business time to Walsh. The Chief Executive Officer of Source, who served as Chief Executive Officer of Walsh prior to the Spin-Off, is made available as a consultant to Walsh from time to time, not to exceed 20% of his business time.

REPAYMENT OF DEBENTURES

   The Company used approximately $14.7 million of the net proceeds of its initial public offering to repay its subordinated debentures due March 31, 1997. An investment partnership affiliated with Welsh, Carson, Anderson & Stowe held $13,063,695 of such debentures. Substantially all the remaining debentures were held by other stockholders of the Company.

AGREEMENTS WITH FORMER HOLDERS OF SERIES A CONVERTIBLE PREFERRED STOCK

   The Company entered into an agreement with the holders of its Series A Convertible Preferred Stock providing, among other things, that each outstanding share of Series A Convertible Preferred Stock was to be converted into a number of shares of Common Stock determined in accordance with the initial public offering price per share of Common Stock. With the initial public offering price being $12.00 per share, the outstanding shares of Series A Convertible Preferred Stock were converted into an aggregate 1,486,252 shares of Common Stock. Of that number, 743,125 shares were, at the time of the initial public offering, held by Equity-Linked Investors, L.P. ("ELI") and Equity-Linked Investors-II ("ELI-II"), both of which are controlled by Rohit M. Desai. So long as ELI and ELI-II hold, in the aggregate, 50% of the Common Stock held by them upon consummation of the offering, such stockholders together are entitled to have one representative attend all meetings of the Company's Board of Directors as a non-voting observer.

   Certain covenants of the Preferred Stock Purchase Agreements, under which the holders of the Series A Convertible Preferred Stock acquired such stock, remain in effect. These include provisions prohibiting the Company from proceeding with a program of acquisition of its Common Stock, or initiating a corporate reorganization or recapitalization or undertaking a consolidation or merger or taking other actions that would have the effect of reducing substantially or eliminating the public market for the Common Stock or causing a delisting of the Common Stock from The Nasdaq National Market or any national securities exchange on which the Common Stock is then listed; provided that the Company may take action that results in the acquisition by the Company or a third party of all the outstanding shares of Common Stock so long as in connection with such transaction all holders of shares of Common Stock have the right to receive the same securities or other property. In addition, the former holders of Series A Convertible Preferred Stock have the right to require the Company to register the shares of Common Stock obtained by them upon the conversion referred to above on two separate occasions and the "piggyback" right to have shares of Common Stock held by them included in certain other registrations effected by the Company.

          COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT

   To the Company's knowledge, all statements of beneficial ownership required to be filed with the Securities and Exchange Commission in fiscal 1996 were timely filed.

                             EXECUTIVE COMPENSATION

   The following table sets forth certain compensation information as to the Chief Executive Officer, the former Chief Executive Officer and the three other highest paid executive officers of the Company for the fiscal years ended June 30, 1996 and 1995:

SUMMARY COMPENSATION TABLE

                                                                                    LONG-TERM
                                                                                   COMPENSATION
                                                             ANNUAL COMPENSATION      AWARDS
                                                            ---------------------   ----------
                                                                                        (g)
                           (a)                                                      SECURITIES          (h)
                        NAME AND                      (b)      (c)         (d)      UNDERLYING       ALL OTHER
                    PRINCIPAL POSITION               YEAR    SALARY      BONUS      OPTIONS (#)     COMPENSATION
                    ------------------               ----    ------      -----      -----------     ------------
Michael A. Hauck ..................................  1996    $260,914    $167,981    55,000         $ 64,479(2)
 Chief Executive Officer(1)                          1995    $248,436    $141,510     5,000         $ 63,260(3)
Dennis M. J. Turner ...............................  1996    $352,500    $ 75,000    60,000         $ 88,741(5)
 Chairman of the Board(4)                            1995    $335,000    $155,250        --         $ 72,278(6)

Robert Mander .....................................  1996    $176,893    $ 77,500    43,750         $107,341(8)
 President and Chief Operating Officer(7)            1995    $170,289    $ 66,382     3,750         $109,689(9)

Martyn D. Williams ................................  1996    $155,000    $ 81,375    25,500         $ 31,902(10)
 Vice President and Chief Financial Officer          1995    $151,050    $ 66,780     3,125         $ 31,085(11)

Leonard R. Benjamin ...............................  1996    $152,500    $ 37,500     8,250         $ 17,201(13)
 Vice President, General Counsel and Secretary(12)   1995    $140,000    $ 30,600        --         $ 29,314(14)

----------

(1) Mr. Hauck was elected Chief Executive Officer as of the Spin-Off. For fiscal year 1995 and for fiscal year 1996 until the Spin-Off, he held the position of President and Chief Operating Officer.

(2) Includes a $22,320 car allowance, $39,137 of contributions to individual's pension plan, $1,550 paid by the Company for life insurance premiums, and $1,472 for health insurance premiums.

(3) Includes a $22,896 car allowance, $37,264 of contributions to individual's pension plan, $1,510 paid by the Company for health insurance premiums, and $1,590 paid by the Company for life insurance premiums.

(4) Mr. Turner was Chief Executive Officer for fiscal year 1995 and for fiscal year 1996 until the Spin-Off. He resigned effective upon the Spin-Off and now serves as Chairman of the Board. Of his salary and other compensation, approximately 60% prior to the Spin-Off and approximately 80% after the Spin-Off was in respect of services rendered to other companies affiliated with the Company.

(5) Includes a $28,440 car allowance, $52,875 of contributions to individual's pension plan, $5,925 paid by the Company for life insurance premiums, and $1,501 paid by the Company for health insurance premiums. Over 60% of such amounts are in respect of services rendered to other companies affiliated with the Company.

(6) Includes a $28,440 car allowance, $36,403 of contributions to individual's pension plan, $5,925 paid by the Company for life insurance premiums, and $1,510 paid by the Company for health insurance premiums. Over 60% of such amounts are in respect of services rendered to other companies affiliated with the Company.

(7) Mr. Mander was elected President and Chief Operating Officer as of the Spin-Off. For fiscal year 1995 and for fiscal year 1996 until the Spin-Off, he held the position of Vice President -- European and Pacific Rim Operations.

(8) Includes a $27,900 car allowance, $25,543 of contributions to individual's pension plan, $1,472 paid by the Company for health insurance premiums, a $34,026 overseas cost-of-living allowance, and an $18,400 housing allowance.

(9) Includes a $28,620 car allowance, $25,543 of contributions to individual's pension plan, $1,510 paid by the Company for health insurance premiums, $1,590 paid by the Company for life insurance premiums, a $34,026 overseas cost-of-living allowance, and $18,400 housing allowance. The cost-of-living and housing allowances were paid in Belgian francs and such amounts have been translated to U.S. dollars at the rate of BEF 28.5 = $1.00, the exchange rate in effect as of June 30, 1995.

(10) Includes an $11,830 car allowance, $17,050 of contributions paid to individual's pension fund, $1,550 paid by the Company for life insurance premiums, and $1,472 paid by the Company for health insurance premiums.

(11) Includes an $11,830 car allowance, $16,155 of contributions to the individual's pension plan, $1,510 paid by the Company for health insurance premiums, and $1,590 paid by the Company for life insurance premiums.

(12) Mr. Benjamin was elected Vice President and General Counsel as of the Spin-Off. For fiscal year 1995 and for fiscal year 1996 until the Spin-Off, he held the position of Associate General Counsel.

(13) Includes a $7,560 car allowance, $3,005 of contributions to the individual's 401(k), $576 paid by the Company for life insurance premiums, and $6,060 paid by the Company for health insurance and dental insurance premiums.

(14) Includes a $7,560 car allowance and $21,754 paid by the Company for relocation expenses.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

   The following table sets forth certain information concerning grants of stock options, stock appreciation rights and phantom stock units awarded to the named executive officers during the fiscal year ended June 30, 1996:

                                                                                POTENTIAL REALIZABLE
                                                                                      VALUE AT
                                                                                ASSUMED ANNUAL RATES
                                                                                      OF STOCK
                                                                                 PRICE APPRECIATION
                               INDIVIDUAL GRANTS                                  FOR OPTION TERM
------------------------------------------------------------------------------ ---------------------
                                      PERCENT OF
                       NUMBER OF         TOTAL
                       SECURITIES      OPTIONS/
                       UNDERLYING    SARS GRANTED    EXERCISE OR
                      OPTION/SARS    TO EMPLOYEES     BASE PRICE   EXPIRATION
        NAME            GRANTED     IN FISCAL YEAR      ($/SH)        DATE       5% ($)     10% ($)
        (a)               (b)             (c)            (d)           (e)         (f)        (g)
-------------------  ------------- ---------------- ------------- ------------ ---------- ----------
Michael A. Hauck ..   5,000                         $ 7.42        11/15/05     $ 35,994   $ 76,045
                     50,000        17.54%           $12.00         4/16/06     $145,890   $576,886
Dennis M.J.
Turner.............  10,000                         $ 7.42        11/15/05     $ 71,988   $152,089
                     50,000        18.59%           $12.00         4/16/06     $145,890   $576,886
Robert Mander......   3,750                         $ 7.42        11/15/05     $ 26,996   $ 57,033
                     40,000        13.55%           $12.00         4/16/06     $116,712   $461,509
Martyn D.
Williams...........   3,000                         $ 7.42        11/15/05     $ 21,597   $ 45,627
                     22,500         7.9 %           $12.00         4/16/06     $ 65,650   $259,599
Leonard R.
Benjamin...........     750                         $ 7.42        11/15/05     $  5,399   $ 11,407
                      7,500         2.55%           $12.00         4/16/06     $ 21,883   $ 86,533


FISCAL YEAR END OPTION VALUES

   The following table sets forth the number and value of outstanding options held by the named executive officers as of June 30, 1996:


              (a)                     (b)                 (c)
------------------------------  ---------------   ----------------------
                                  NUMBER OF
                                  SECURITIES            VALUE OF
                                  UNDERLYING          UNEXERCISED
                                  UNEXERCISED         IN-THE-MONEY
                                  OPTIONS AT           OPTIONS AT
                                FISCAL YEAR END       FISCAL YEAR END
                                ---------------   ----------------------
                                  EXERCISABLE/          EXERCISABLE/
        NAME                     UNEXERCISABLE         UNEXERCISABLE
        ----                     -------------         -------------
Michael A. Hauck ..............  29,750/62,750   $ 76,102.50/$51,777.50
Dennis M.J. Turner.............  81,250/75,000   $242,275.00/$72,487.50
Robert Mander..................  16,750/52,000   $ 49,125.00/$27,092.50
Martyn D. Williams.............   5,500/32,750   $ 23,722.50/$27,887.50
Leonard R. Benjamin............     500/ 9,500   $  2,890.00/ $5,707.50

   The market value of the Company's Common Stock as of the close of business on October 1, 1996, as reflected by the closing price of the Common Stock on The Nasdaq National Market, was $8.875 per share.

EMPLOYMENT AGREEMENTS

     Each of the Company's executive officers have employment agreements in substantially similar form, which became effective as of the Spin-Off. Each such agreement provides that the Company will employ the executive for an indefinite term. Except in the case of Mr. Hauck, the agreements provide that the executive's employment is terminable by the Company at any time upon twelve months notice, and by the employee at any time upon six months notice. Mr. Hauck's employment is terminable by the Company at any time upon twenty-four months notice and by him at any time upon twelve months notice. Each executive's employment may also be terminated by the Company for cause. If an execu-tive's employment is terminated by the Company other than for cause, any unvested options granted to the executive under the Company's Restated Stock Option and Restricted Stock Purchase Plan will vest as of the effective date of such termination. In addition to the foregoing, the Company may terminate the employment of Mr. Benjamin at its absolute discretion by paying him a lump sum equal to his annual salary in effect immediately before such termination. Each employment agreement also contains a covenant by the executive not to compete with the Company for a term of twelve months (twenty-four months in the case of Mr. Hauck) after the last active day of his employment with the Company.

   Each employment agreement specifies the executive's initial base salary. In addition, each executive is entitled to receive a bonus based upon certain performance criteria established by the Board of Directors. If 100% of targeted performance is achieved, the executive will receive a bonus equal to a specified percentage of his then-current annual salary. Mr. Hauck's initial base salary is pounds sterling170,000 (approximately $263,500) annually, with bonus targeted at 50% of then-current annual salary. Mr. Mander's base salary is pounds sterling130,000 (approximately $201,500), with a 40% targeted bonus. Mr. Williams' base salary is pounds sterling100,000 (approximately $155,000), with a 35% targeted bonus. (Pounds sterling have been translated into U.S. dollars at the rate of pounds sterling1.00 = $1.55, the exchange rate in effect as of October 1, 1996.) Mr. Benjamin's base salary is $165,000, with a 25% targeted bonus. Salaries and bonuses are to be reviewed from time to time by the Board of Directors and may be increased, at the discretion of the Board, in accordance with that review.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   The members of the Organization and Compensation Committee of the Board of Directors are currently Dr. Lodish and Messrs. Groome and Turner. Prior to the Spin-Off, the members of the Organization and Compensation Committee were Messrs. James G. Andress, Patrick J. Welsh and L. John Wilkerson, all of whom resigned their directorships as of the Spin-Off. The Organization and Compensation Committee reviews the performance and approves the compensation, including, the granting of stock options, of corporate officers of the Company.

   Mr. Turner was the Company's Chief Executive Officer until the Spin-Off, and currently serves as Chairman of the Board and as a consultant to the Company under the Support Services Agreement between the Company and Source.

         REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

     The Organization and Compensation Committee (the "Committee") was comprised, prior to the Spin-Off, of Patrick J. Welsh, James G. Andress and L. John Wilkerson. Messrs. Welsh, Andress and Wilkerson resigned their directorships as of the Spin-Off, and the Committee was reconstituted after the Spin-Off. Its current members are Dr. Lodish and Messrs. Groome and Turner. The Committee reviews the performances and approves the compensation (including bonuses) of the Company's executive officers and makes recommendations to the Board of Directors regarding grants to them under the Company's Restated Stock Option and Restricted Stock Purchase Plan (the "Stock Plan").

   The Committee's recommendations are based on the Company's policy of relating individual compensation to the performance of the Company and each executive officer's contribution to the Company's success in attaining its goals. In addition, the Committee looks at the compensation packages of executive officers of similarly situated companies in order to ensure that the Company is providing competitive levels of compensation to its management and remains capable of attracting and retaining qualified executives.

BASE SALARY


   The base salary and bonus of the Chairman of the Board are determined and paid by Source Informatics and his services are provided to the Company pursuant to the transitional services arrangement described under "Certain Transactions." In reviewing the other executive officer's salaries, the Committee considered three factors: individual performance, market parity and changes in responsibilities. In assessing market parity, the Company targets to pay base salaries that are, overall, at or above the median of base salaries for similar positions with similarly situated companies.

BONUSES


   The Committee, in its discretion, authorizes the payment of bonuses to the executive officers of the Company, which are related to the achievement of Company and individual objectives. An executive's performance is measured against short-term goals, such as the financial performance of the Company in the current year, and long-term objectives relating to the growth and strategic development of the business. In determining bonuses for fiscal 1996, the Committee recognized that the financial goals for the Company, including substantial increases in revenues and positive earnings per share and operating profit, had been significantly exceeded and that the initial public offering had been successfully completed, and awarded bonus payments in line with these results. In particular, the bonus awarded to the Company's Chief Financial Officer for fiscal 1996 reflected his substantial contribution to the success of the initial public offering.

STOCK OPTIONS

   All executive officers of the Company participate in the Company's Stock Plan. The Stock Plan's primary purpose is to offer an incentive to contribute to the achievement of the long-term performance goals of the Company. Stock options have been granted only at the fair market value on the grant date, which is intended to reward grantees only to the extent of price appreciation of the Common Stock. Option grants for executive officers are determined by using a target based upon the approximate aggregate fair market value of the underlying stock on the grant date as a percentage of salary. Annual grants toward this target are based on an assessment of an executive officer's contribution to the development of the business and the officer's individual performance. The structure set for this plan is to grant up to 10% of the Common Stock of the Company over a five-year period to executive officers and other key personnel.


   At the time of the Company's initial public offering, the Committee considered it appropriate to grant the executive officers a one-time special grant to give them significant incentive in driving the performance of the Company forward. At this award, the Chairman and Chief Executive Officer were each awarded options to purchase 50,000 shares, the Chief Operating Officer was awarded options to purchase 40,000 shares, the Chief Financial Officer was awarded options to purchase 22,500 shares and the General Counsel was awarded options to purchase 7,500 shares.

PENSION PLAN

   The Committee has reviewed over previous years the appropriateness of having a senior executive pension plan for certain executive officers and established a plan to fund pensionable service after January 1, 1991. Under the plan, the Company has made annual contributions of 15% of salary to the pension plans of each of the Chairman and the Chief Executive Officer. The Chief Operating Officer and the Chief Financial Officer have separate pension arrangements. The General Counsel participates in the Company's U.S. 401(k) plan.

CHIEF EXECUTIVE OFFICER COMPENSATION

   Mr. Hauck's annual base salary as Chief Executive Officer has been set, in his employment contract, at $263,000. The Committee believes that this salary is comparable to that of chief executive officers of the other businesses reviewed. Mr. Turner's fiscal 1996 base salary of $352,500 was somewhat higher, reflecting the greater size of the Company and his responsibilities as Chief Executive Officer prior to the Spin-Off. Mr. Turner received a $75,000 bonus for fiscal 1996, reflecting the achievement of performance targets for the year and the completion of the initial public offering. Mr. Hauck's employment contract calls for a bonus of 50% of his base salary if 100% of performance criteria have been met. Mr. Hauck was paid a bonus of $167,981 for fiscal 1996. This bonus amount reflects the Committee's assessment of Mr. Hauck's contribution, both as President and Chief Operating Officer and later as Chief Executive Officer, to the Company's exceeding its performance targets for fiscal 1996 and successfully completing the initial public offering.

                                                       HARRY C. GROOME
                                                       LEONARD M. LODISH
                                                       DENNIS M.J. TURNER

                            STOCK PERFORMANCE GRAPHS


   The following graphs compare the cumulative total stockholder returns, over the periods presented, on the Company's Common Stock, the Nasdaq U.S. Index and the Nasdaq Computer & Data Processing Index whose operations include sales and marketing information systems. The fiscal year-end values of each investment are based on share price appreciation plus reinvested dividends, and assume an initial investment of $100.

   As indicated in the charts, the market price of the Company's Common Stock (adjusted for stock splits and dividends) has decreased from $12.00 on April 16, 1996, the time of the Company's initial public offering of Common Stock, to
$9.25 on June 28, 1996. This represents stock price depreciation of approximately 23% in the two and one-half months since the initial public offering.


CUMULATIVE TOTAL RETURNS SINCE THE COMPANY'S
INITIAL PUBLIC OFFERING

 #############################################################################

                                IMAGE OMITTED
                         PERFORMANCE GRAPH APPEARS HERE

 #############################################################################


                          4/16/96    4/30/96     5/16/96     5/31/96   6/14/96   6/28/96
                         ---------  ---------   ---------   --------- --------- ---------
WALSH..................  $  100.00  $ 103.13    $ 102.08    $  125.00 $ 113.54  $   77.08
NASDAQ U.S. INDEX......  $  100.00  $ 105.92    $ 110.96    $  110.80 $ 108.23  $  105.80
NASDAQ COMPUTER & DATA
PROCESSING INDEX.......  $  100.00  $ 108.69    $ 113.79    $  112.28 $ 110.05  $  108.26


   The above report of the Organization and Compensation Committee and the Stock Performance Graph will not be deemed to be soliciting material or to be filed with or incorporated by reference into any filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934 (the "Exchange Act"), except to the extent that the Company specifically incorporates such report or graph by reference.

                                      * * *

                                     GENERAL

OTHER MATTERS

   The Board of Directors does not know of any matters that are to be presented at the Annual Meeting other than those stated in the Notice of Annual Meeting and referred to in this Proxy Statement. If any other matters should properly come before the Meeting, it is intended that the proxies in the accompanying form will be voted as the persons named therein may determine in their discretion.


   The Company's Annual Report to Stockholders for the fiscal year ended June 30, 1996 was mailed to stockholders on or about October 17, 1996.

SOLICITATION OF PROXIES

   The cost of solicitation of proxies in the accompanying form will be borne by the Company, including expenses in connection with preparing and mailing this Proxy Statement. In addition to solicitation of proxies by mail, directors, officers and employees of the Company (who will receive no additional compensation therefor) may solicit the return of proxies by telephone, telegram or personal interview. Arrangements have also been made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and the Company will reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith.

   Each holder of the Company's Common Stock who does not expect to be present at the Annual Meeting or who plans to attend but who does not wish to vote in person is urged to fill in, date and sign the proxy and return it promptly in the enclosed return envelope.

STOCKHOLDER PROPOSALS

   If any stockholder of the Company intends to present a proposal for consideration at the 1997 Annual Meeting of Stockholders and desires to have such proposal included in the proxy statement and form of proxy distributed by the Board of Directors with respect to such meeting, such proposal must be received at the Company's principal executive offices, 105 Terry Drive, Suite 118, Newtown, Pennsylvania 18940, Attention: Secretary, not later than June 19, 1997.

                          ANNUAL REPORT ON FORM 10-K

   A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JUNE 30, 1996, FILED BY THE COMPANY WITH THE SECURITIES AND EXCHANGE COMMISSION, WITHOUT EXHIBITS, WILL BE FURNISHED WITHOUT CHARGE TO ANY PERSON REQUESTING A COPY THEREOF IN WRITING AND STATING THAT SUCH PERSON IS A BENEFICIAL HOLDER OF SHARES OF COMMON STOCK OF THE COMPANY ON THE RECORD DATE FOR THE ANNUAL MEETING OF STOCKHOLDERS. REQUESTS AND INQUIRIES SHOULD BE ADDRESSED TO WALSH INTERNATIONAL INC., 105 TERRY DRIVE, SUITE 118, NEWTOWN, PENNSYLVANIA 18940,
ATTENTION: LEONARD R. BENJAMIN, VICE PRESIDENT AND GENERAL COUNSEL.


                                        By Order of the Board of Directors

                                           /s/ Leonard R. Benjamin
                                           -------------------------------
                                               Leonard R. Benjamin
                                               Secretary